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                                                                   Exhibit 10.20


Certain portions of this Exhibit have been omitted pursuant to a request for "Confidential Treatment" under Rule 24b-2 of the Securities and Exchange Commission. Such portions have been redacted and bracketed in the request and appear as [ ] in the text of this Exhibit. The omitted confidential information has been filed with the Securities and Exchange Commission.


                AGREEMENT FOR PURCHASE OF RAW MATERIALS AND SALES

This agreement is made between the Shandong Huaguan Group General Company, (hereinafter as Party A), of China, and the American Pacific Aviation & Technology Corporation (hereinafter as Party B), based on the principle of mutual benefits and through sincere friendly negotiations, for the purchase of raw materials for the production of contactless smart cards by Party B on behalf of Party A and for exclusive dealership by Party B to sell the contactless smart cards produced by Party A.

1    Purchase of Raw Materials

1. Party B shall purchase on the behalf of Party A all the needed raw materials for the production of the contactless smart cards and shall supply the raw materials to Party A based on the specifications of the products.

2.   The price of raw materials shall be set at Jinan Airport CIP US$[    ]
     piece.

3. Contactlesss smart cards produced by Party A using the raw materials supplied by Party B shall meet the ISO/Mifare standards (see "Agreement for Purchase of Equipment" and its appendices). In the event the products do not meet the standards which causes direct economic loss of Party A, Party B shall assume the responsibility of the loss.

4. Party B shall provide the raw materials according to the exact demand of quantity, types, specifications, and delivery date made by Party A to ensure that Party A maintain the normal production. In the event of any delay of supply of raw materials by Party B that causes Party A to suspend production, Party B shall assume the responsibility of economic loss, unless such delay is caused by special reason which Party B will notify Party A in writing and which Party A shall agree to the delay.

5. Party A confirms Provision 3 of Article 2 that after provision of a three-year Revolving Letter of Credit and raw materials to Party A by Party B, Party A shall deposit into the bank account designated by Party B the Sight Letter of Credit for the purchase of raw materials.

6. The quantity of raw materials needed for the production of one contactless smart cards shall be based on the provisions of Chapter VI of the "Agreement for Purchase of Equipment" and the actual estimation both parties agree data during the test run period.

7. The above provisions shall be revised every three years. This agreement shall apply to the first three years.

2    Sale of Products

1. Party B shall have exclusive right of selling the contactless smart cards produced by Party A (starting from the date when the equipment production capacity and the quality of products are accepted). The sales price of which shall be determined every three years. In the first three years, the sales price shall be FOB US$[ ]/piece.

2. Annual order by Party B to Party A shall not less than 6,000,000 pieces. Monthly order shall not be less than 500,000 pieces. The annual order shall be confirmed by Party A before it becomes effective. Party B shall provide the needed new moulds to Party A at no charge before changing the type of products ordered.

3. Party B shall comply with the "Agreement for Purchase of Equipment" to issue a Letter of Credit for the purchase of products of Party A. Party A shall deliver the products one to three times a month, and the total amount
     of each delivery shall be between US$[    ] to $[    ]. Additional cost
     for any emergency order by Party B shall be negotiated.

4. Party A shall base on the annual order confirmed by both parties, deliver products of the




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     requested type, specifications, quantity and to organize production and delivery on time. In the event Party A fails to deliver the products according to the annual order confirmed by both parties, Party A shall assume the responsibility for the economic loss of Party B.

     3 Force Majeure

     In the event during the execution of the agreement that either party experiences force majeure which delays the execution of the agreement as in the cases of earthquake, typhoon, flood, fire, war, government restraints or intervention, industrial chaos, riots or other national disturbances, or other incidents that both parties cannot control, the affected party shall send by express mail or by fax a copy of the government issued certification to the other party and the execution of the agreement shall be temporarily suspended. In the event the suspension is over six months, both parties shall consider the agreement shall be terminated.

4    Default

     Both parties shall execute the provisions of the agreement sincerely. In the event any party fails to execute any of the above provisions which causes the loss of the other party, the defaulting party shall compensate the economic loss of the party complying the contract. In the event the defaulting party does not respond to the compensation claim by the other party within 30 days after said claim is made, the defaulting party shall be considered as accepting the claim.

5    Settlement of Dispute

     Any dispute over the execution of the agreement by Parties A and B shall be settled if possible by friendly negotiations. In the event negotiations fail to settle the issue, the dispute shall be heard in Beijing by the China International Trade Promotion Committee Foreign Trade Committee, based on the arbitration procedures set by the committee. The decision of the arbitration is final and has binding effect on both parties. The cost of arbitration shall be paid by the losing party.

6    This agreement shall become effective the date when it is signed.

7 This agreement, along with the "Agreement for Purchase of Equipment" and the "Agreement of Technical Services and Licensing" shall become effective at the same time.

8 This agreement shall contain four original copies, with each party holding two copies. All copies have equal validity.

PARTY A: Shandong Huaguan Group General Company
Company Representative: Wang Shifan
Signature:
April 1, 2000

PARTY B:  American Pacific Aviation & Technology Corporation
Company Representative: Allen Yue
Signature:
April 1, 2000